Exhibit 99.1

NEWS RELEASE

Marvell® Technology Group Ltd. Reports

Record Second Quarter Fiscal 2006 Results

Sunnyvale, CA. (August 18, 2005) – Marvell® Technology Group Ltd. (NASDAQ: MRVL), the leader in development of storage, communications, and consumer silicon solutions, today reported financial results for its second fiscal quarter ended July 30, 2005.

Net revenue for the second quarter of fiscal 2006 was a record $390.5 million, an increase of 31.4% over net revenue of $297.2 million for the second quarter of fiscal 2005 and a 7.0% sequential increase from net revenue of $364.8 million for the first quarter of fiscal 2006.  Net income under generally accepted accounting principles (GAAP) was $77.3 million, or $0.25 per share (diluted), for the second quarter of fiscal 2006, compared with a net income under GAAP of $28.6 million, or $0.10 per share (diluted), for the second quarter of fiscal 2005.

Net revenue for the six months ended July 30, 2005 was $755.2 million, an increase of 33.3% over net revenue of $566.7 million for the six months ended July 31, 2004. Net income under GAAP was $140.8 million, or $0.45 per share (diluted), for the six months ended July 30, 2005, compared with a net income under GAAP of $43.1 million, or $0.15 per share (diluted), for the six months ended July 31, 2004.

Marvell reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis, referred to as pro forma.  Pro forma net income, where applicable, excludes the effect of amortization and write-off of acquired intangible assets and other and amortization of stock-based compensation.  Pro forma net income was $97.6 million, or $0.31 per share (diluted), for the second quarter of fiscal 2006, compared with pro forma net income of $59.7 million, or $0.20 per share (diluted), for the second quarter of fiscal 2005.  Shares used in computing net income per share for the second quarter of fiscal 2006 increased to 313.1 million, compared with 296.0 million for the second quarter of fiscal 2005.

Pro forma net income was $181.7 million, or $0.58 per share (diluted), for the six months ended July 30, 2005, compared with pro forma net income of $108.8 million, or $0.37 per share (diluted), for the six months ended July 31, 2004.  Shares used in computing pro forma net income per share for the six months ended July 30, 2005 increased to 311.9 million, compared with 294.6 million for the six months ended July 31, 2004.

These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.  A reconciliation of GAAP net income to pro forma net income is included in the financial statements portion of this release as well as on our website in the Investors section at www.marvell.com.

Marvell’s management believes the non-GAAP information is useful because it can enhance the understanding of the Company’s ongoing economic performance and Marvell therefore uses pro forma reporting internally to evaluate and manage the Company’s operations.  Marvell has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results.

“Q2 was another very successful quarter for Marvell,” stated Dr. Sehat Sutardja, Marvell’s President and CEO. “Our consistently strong financial performance is a result of the hard work and dedication of our employees, the strong positioning of our world class technologies and the support of our customers and partners.  We currently enjoy strong growth and momentum from both the Enterprise and Consumer markets and are focused on the continued solid execution of our business strategies.”

Revenue for the second quarter was a record for Marvell and represented the 31st consecutive quarter for sequential revenue growth.  During the quarter Marvell continued to generate strong positive cash flows and reported its highest level of cash, cash equivalents and short-term investments with a balance of $847.1 million.  The following is a review of some of the recent highlights that occurred since last quarter’s earnings release:

•                  In July, Marvell announced the world’s first ultra low-power 90nm Wireless LAN (WLAN) single chip solution.  Further expanding the Company’s market leadership in the WLAN space, the Marvell 88W8686 raises the bar on WLAN performance by offering the industry’s lowest total system power – drawing less than 400 mW – and the smallest total system footprint – less than 50mm2.  An example of Marvell’s 88W8686 solution in a dual mode handset we believe would result in connected standby times in excess of 250 hours and talk time in excess of 10 hours.  Additionally, the Marvell 88W8686 continues Marvell’s legacy of supporting advanced layer 3/4 packet processing (TCP/IP) along with enhancements for UMA and IMS 3G services.

•                  Today, Marvell announced the world’s most highly integrated VoIP solutions targeted at the rapidly growing Internet voice communications markets.  Marvell is offering a family of system on chip solutions targeted at high performance broadband VoIP gateways, ultra-low power VoWLAN (Voice over WLAN) handsets and high-volume, low cost enterprise IP phones. Each member of this family integrates VoIP processing, WiFi, low power and host CPU capabilities into single chip solutions resulting in significantly higher integration, lower system cost and power versus competing multi-chip solutions.

•                  Marvell continues to enjoy strong growth from the adoption of hard disk drives in consumer electronics.  There is an increasing demand for high capacity storage in a growing list of consumer applications such as digital video recorders, gaming, MP3 players, PDAs and cell phones.  Marvell is a leader in driving this trend by providing very low power and advanced solutions which enables increasing storage capacities for these high volume applications.

Marvell will be conducting a conference call today at 1:45 p.m. PDT to discuss its second quarter financial results.  To listen to the conference call, investors can dial (706) 679-0800 approximately ten minutes prior to the initiation of the teleconference and refer to conference code 8346660.  Replay of the conference call will be available until August 25, 2005 at midnight PST by dialing (706) 645-9291.  The conference call will also be available via the web at www.marvell.com. Please visit the Investor Events section.  Replay on the Internet will be available until August 16, 2006.

The financial results included in this release are unaudited.

About Marvell
Marvell (NASDAQ: MRVL) is the leader in development of storage, communications and consumer silicon solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH.  MSI is headquartered in Sunnyvale, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on projections and assumptions about our products and our markets.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.   These statements include those relating to execution of our business strategies, continued growth in the Enterprise and Consumer markets, continued growth from adoption of hard disk drives in consumer electronics, increasing demand for high capacity storage in consumer applications and the anticipated features and benefits of our WLAN single chip and integrated VoIP solutions.  Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements.  These statements are not guarantees of results and are subject to risks and uncertainties.  Some risks and uncertainties that may adversely impact the statements in this release include, but are not limited to, the timing, cost and successful completion of development and volume production, end-customer qualification and adoption, and the timing, pricing, rescheduling, or cancellation of orders.  For other factors that could cause Marvell’s results to vary from expectations, please see the sections titled “Additional Factors That May Affect Future Results” in Marvell’s annual report on Form 10-K for the fiscal year ended January 29, 2005.  We undertake no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are trademarks of Marvell.  All other trademarks are the property of their respective owners.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004

Net revenue	$390,454	$297,154	$755,224	$566,731
Cost of goods sold	183,646	140,905	358,890	268,741
Gross profit	206,808	156,249	396,334	297,990
Operating expenses:
Research and development	73,164	64,036	145,062	127,308
Selling and marketing	21,275	19,884	42,264	38,585
General and administrative	8,340	7,662	15,078	14,499
Amortization of stock-based compensation	517	1,272	1,388	2,660
Amortization/write-off of acquired intangible assets and other	19,753	29,759	39,512	63,017
Total operating expenses	123,049	122,613	243,304	246,069
Operating income	83,759	33,636	153,030	51,921
Interest and other income, net	4,384	1,616	7,996	3,288
Income before income taxes	88,143	35,252	161,026	55,209
Provision for income taxes	10,841	6,628	20,192	12,088
Net income	$77,302	$28,624	$140,834	$43,121

Basic net income per share	$0.28	$0.11	$0.50	$0.16
Diluted net income per share	$0.25	$0.10	$0.45	$0.15

Weighted average shares — basic	280,916	267,647	279,855	266,063
Weighted average shares — diluted	313,107	296,025	311,921	294,600

Marvell Technology Group Ltd.

Pro Forma Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004

Net revenue	$390,454	$297,154	$755,224	$566,731
Cost of goods sold	183,646	140,905	358,890	268,741
Gross profit	206,808	156,249	396,334	297,990
Operating expenses:
Research and development	73,164	64,036	145,062	127,308
Selling and marketing	21,275	19,884	42,264	38,585
General and administrative	8,340	7,662	15,078	14,499
Total operating expenses	102,779	91,582	202,404	180,392
Operating income	104,029	64,667	193,930	117,598
Interest and other income, net	4,384	1,616	7,996	3,288
Income before income taxes	108,413	66,283	201,926	120,886
Provision for income taxes	10,841	6,628	20,192	12,088
Pro forma net income	$97,572	$59,655	$181,734	$108,798

Basic pro forma net income per share	$0.35	$0.22	$0.65	$0.41
Diluted pro forma net income per share	$0.31	$0.20	$0.58	$0.37

Weighted average shares — basic	280,916	267,647	279,855	266,063
Weighted average shares — diluted	313,107	296,025	311,921	294,600

Reconciliation of GAAP net income to pro forma net income:
GAAP net income	$77,302	$28,624	$140,834	$43,121
Amortization of stock-based compensation	517	1,272	1,388	2,660
Amortization/write-off of acquired intangible assets and other	19,753	29,759	39,512	63,017
Pro forma net income	$97,572	$59,655	$181,734	$108,798

The above pro forma statements of operations are for informational purposes only and are provided for understanding our operating results. The pro forma statements of operations have not been prepared in accordance with GAAP, should not be considered a substitute for our historical financial information prepared in accordance with GAAP and may be different from pro forma measures used by other companies. The pro forma income has been derived by adjusting the net income under generally accepted accounting principles for the impact of non cash stock-based compensation charges, non-cash charges associated with purchase accounting and other write-off related expenses.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	July 30,	January 29,
	2005	2005
Assets
Current assets:
Cash, cash equivalents and short-term investments	$847,064	$660,014
Accounts receivable, net	210,209	200,954
Inventory, net	114,187	128,889
Prepaid expenses and other current assets	85,250	27,937
Total current assets	1,256,710	1,017,794
Property and equipment, net	195,677	161,770
Goodwill and acquired intangible assets	1,521,124	1,560,636
Other noncurrent assets	67,450	48,762
Total assets	$3,040,961	$2,788,962

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$139,674	$129,728
Accrued liabilities	54,060	52,740
Income taxes payable	4,150	3,195
Deferred income	17,660	15,938
Current portion of capital lease obligations	15,840	13,204
Total current liabilities	231,384	214,805
Capital lease obligations	21,678	11,590
Other long-term liabilities	97,516	65,137
Total liabilities	350,578	291,532

Shareholders’ equity:
Common stock	564	555
Additional paid-in capital	3,086,751	3,035,200
Deferred stock-based compensation	(1,966)	(3,400)
Accumulated other comprehensive loss	(2,682)	(1,807)
Accumulated deficit	(392,284)	(533,118)
Total shareholders’ equity	2,690,383	2,497,430
Total liabilities and shareholders’ equity	$3,040,961	$2,788,962